UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

        Date of Report (Date of earliest event reported) August 23, 2000

                             Ocean Power Corporation
 -------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

           Delaware                                     94-3350291
           --------                                     ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

            5000 Robert J. Mathews Parkway, El Dorado Hills, CA 95762
            ---------------------------------------------------------
                    (Address of principal executive offices)

                                 (916) 933-8100
                                 --------------
               (Registrant's telephone number including area code)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT:

         Not applicable

ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS.

Ocean Power Corporation (the "Company") entered into a Share Purchase Agreement ("Agreement") with the Shareholders of SIGMA Elektroteknisk, AS ("SIGMA") on July 25, 2000 whereby the Shareholders of SIGMA agreed to a stock for stock exchange as set forth in the Agreement and attached hereto as Exhibit 1. There were no prior material relationships between or among any of the Shareholders of SIGMA and the Company or any of their officers, directors, associates or affiliates. The acquisition was completed on August 10, 2000. It did not require the use of any funds. Pursuant to the terms of the Agreement, the Company acquired 100% of the issued and outstanding shares of SIGMA from its Shareholders in return for 1,178,748 shares of the Company's restricted common stock valued at $3.20 per share or $5,500,000. The common stock of the Company issued in connection with the acquisition have not been registered under the Securities Act of 1933. The acquistion will be accounted for as a purchase per the requirements of APB No. 16.

SIGMA is a developer of Stirling engine systems that generate heat and electricity for residential uses. They are leaders in the development of engines that use a wide range of fuels including propane, diesel and natural gas. The assets of SIGMA comprise patents, cash, machinery, tools and fixtures. SIGMA will continue its present operations. It is now a wholly owned subsidiary of the Company. The acquisition is intended to broaden the technology base of the Company and to add a potentially major source of revenue for the Company.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not Applicable

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS.

         Not Applicable

ITEM 5.  OTHER EVENTS

         Not Applicable

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS.

         Not Applicable

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements

         (i)   Audited  financial  statements of SIGMA pages F-1 - F-15

(b)      Pro Forma Financial Information

         (i)   Pro Forma  Financial  information  pages F-16 - F-21

(c)      Exhibits

         1.    Share Purchase Agreement

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                December 31, 1999

                                 C O N T E N T S

Independent Auditors' Report...............................................F - 3

Balance Sheet..............................................................F - 4

Statements of Operations...................................................F - 6

Statements of Stockholders' Equity (Deficit)...............................F - 7

Statements of Cash Flows...................................................F - 8

Notes to the Financial Statements..........................................F - 9

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Sigma Elektroteknisk, AS
Holen, Norway

We have audited the accompanying balance sheet of Sigma Elektroteknisk, AS (a development stage company) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Sigma Elektroteknisk, AS (a development stage company) as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is a development stage company with no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result for the outcome of the uncertainty.

By: /s/ HJ & Associates, LLC
----------------------------
        HJ & Associates, LLC
Salt Lake City, Utah
September 21, 2000

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                                  Balance Sheet

                                     ASSETS

                                                                   December 31,
                                                                      1999
                                                              ------------------
CURRENT ASSETS

   Cash and cash equivalents                                  $          180,023
   Accounts receivable                                                    59,216
   Employee advances                                                      26,522
   Prepaid and other current assets                                       22,542
   VAT tax receivable                                                     98,318
                                                              ------------------
   Total Current Assets                                                  386,621
                                                              ------------------
FIXED ASSETS, NET (Note 2)                                                78,307
                                                              ------------------
OTHER ASSETS

   Patents, net (Note 3)                                               1,163,163
   Deposits                                                               11,403
                                                              ------------------
   Total Other Assets                                                  1,174,566
                                                              ------------------
   TOTAL ASSETS                                               $        1,639,494
                                                              ==================



    The accompanying notes are an integral part of these financial statements.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                            Balance Sheet (Continued)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                    December 31,
                                                                       1999
                                                              ------------------
CURRENT LIABILITIES

   Accounts payable                                           $         236,030
   Accrued expenses                                                      74,006
   Patents payable - current portion (Note 3)                           233,250
   Notes payable - current portion (Note 4)                             245,876
                                                              ------------------
   Total Current Liabilities                                            789,162
                                                              ------------------
COMMITMENTS AND CONTINGENCIES (Note 5)                                  439,840
                                                              ------------------
LONG-TERM LIABILITIES

   Patents payable (Note 3)                                             429,553
   Notes payable (Note 4)                                               582,650
                                                              ------------------
   Total Long-Term Liabilities                                        1,012,203
                                                              ------------------
   Total Liabilities                                                  2,241,205
                                                              ------------------
STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock: unlimited shares authorized of $0.14
   par value, 2,308,660 shares issued and outstanding                   315,829
   Additional paid-in capital                                         5,159,729
   Other comprehensive income                                            70,590
   Deficit accumulated during the development stage                  (6,147,859)
                                                              ------------------
   Total Stockholders' Equity (Deficit)                                (601,711)
                                                              ------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)       $       1,639,494
                                                              ==================



    The accompanying notes are an integral part of these financial statements.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                            Statements of Operations

                                                    For the Years Ended
                                                        December 31,
                                                  1999               1998
                                          ------------------  ------------------
SALES                                     $          --       $          --
                                          ------------------  ------------------
COSTS AND EXPENSES

   Research and development (Note 9)                 64,038             732,220
   General and administrative                     1,001,537           1,304,839
   Depreciation and amortization                    183,260             155,500
                                          ------------------  ------------------
   Total Costs and Expenses                       1,248,835           2,192,559
                                          ------------------  ------------------
LOSS BEFORE OTHER EXPENSES                       (1,248,835)         (2,192,559)
                                          ------------------  ------------------
OTHER INCOME (EXPENSE)

   Other Income                                      49,555              --
   Interest income                                   18,042              13,022
   Interest expense                                (123,225)            (29,735)
   Loss on sale of assets                            (7,173)             --
                                          ------------------  ------------------
   Total Other (Expense)                            (62,801)            (16,713)
                                          ------------------  ------------------
NET LOSS                                         (1,311,636)         (2,209,272)

OTHER COMPREHENSIVE INCOME

   Currency translation adjustment                   18,008             (14,408)
                                          ------------------  ------------------
   Total Other Comprehensive Income                  18,008             (14,408)
                                          ------------------  ------------------
NET COMPREHENSIVE LOSS                   $       (1,223,038) $       (2,223,680)
                                          ==================  ==================
BASIC LOSS PER SHARE                     $            (0.75) $            (2.13)
                                          ==================  ==================
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING                                       1,744,124           1,038,197
                                          ==================  ==================

    The accompanying notes are an integral part of these financial statements.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)

                                                                Additional      Other
                                          Common Stock           Paid-In    Comprehensive    Retained
                                       Shares      Amount        Capital        Income       Earnings
                                     ---------- -----------   -----------   -------------  ------------
Balance, December 31, 1997              989,100 $   145,142   $ 3,103,522   $    66,990    $(2,626,951)

Common stock issued for cash
at $3.34 per share -
November 23, 1998                       414,000      55,228     1,325,462          --             --

Common stock issued for debt
at $5.34 per share -
November 23, 1998                        57,594       7,683       299,639          --             --

Currency translation adjustment            --          --            --         (14,408)          --

Net loss for the year ended
December 31, 1998                          --          --            --            --       (2,209,272)
                                     ---------- -----------   -----------   -----------    -----------
Balance, December 31, 1998            1,460,694     208,053     4,728,623        52,582     (4,836,223)

Common stock issued for cash
at $0.64 per share -
August 31, 1999                         383,983      48,804       195,217          --             --

Common stock issued for debt
at $0.64 per share -
August 31, 1999                         463,983      58,972       235,889          --             --

Currency translation adjustment            --          --            --          18,008           --

Net loss for the year ended
December 31, 1999                          --          --            --            --       (1,311,636)
                                     ---------- -----------   -----------   -----------    -----------

Balance, December 31, 1999            2,308,660 $   315,829   $ 5,159,729   $    70,590    $(6,147,859)
                                     ========== ===========   ===========   ===========    ===========



    The accompanying notes are an integral part of these financial statements.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                       For the Years Ended
                                                           December 31,
                                                       1999            1998
                                                   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                        $  (1,311,636)  $ (2,209,272)
   Adjustments to reconcile net loss
   to net cash
   used by operating activities:
   Depreciation and amortization                         183,260        155,500
   Changes in assets and liabilities:
   (Increase) decrease in accounts receivable             (3,681)         8,604
   (Increase) decrease in employee receivables            33,588          9,778
   (Increase) decrease in prepaid assets                (104,526)         1,469
   (Increase) decrease in deposits                        43,540          --
   Increase (decrease) in accounts payable               (99,631)       120,543
   Increase (decrease) in accrued expenses               147,393        122,229
                                                   -------------   ------------

   Net Cash (Used) by Operating activities            (1,111,693)    (1,791,149)
                                                   -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Loss on sale of assets                                 (7,173)          --
   Purchase of license and patents                          --          (36,795)
   Purchase of fixed assets                               (5,692)       (65,600)
                                                   -------------   -------------

   Net Cash (Used) by Investing Activities              ( 12,865)      (102,395)
                                                   -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Common stock issued for cash                          244,021      1,380,690
   Proceeds from notes payable                           192,306      1,001,982
   Payments on notes payable                              (8,515)         --
                                                   -------------   ------------

   Net Cash Provided by Financing Activities             427,812      2,382,672
                                                   -------------   ------------

NET INCREASE (DECREASE) IN CASH                         (696,746)       489,128

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           876,769        387,641
                                                   ------------- --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR           $     180,023   $    876,769
                                                   =============   ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITY

Cash Paid For:

   Interest                                        $       3,487   $      --
   Income taxes                                    $        --     $      --

SCHEDULE OF NON-CASH FINANCING ACTIVITIES

   Common stock issued for debt                    $     294,861   $    307,322



    The accompanying notes are an integral part of these financial statements.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 1 -      ORGANIZATION AND DESCRIPTION OF BUSINESS

              Sigma Elektroteknisk, AS (the Company) was incorporated January 6, 1994 under the laws of the country of Norway.

              The Company has had limited operations since inception and is considered a development stage company because no significant revenues have been realized and planned principal operations have not yet commenced. The Company is planning to engage in the business of developing and producing personal combustion power plants (PCP's), an energy converter utilizing a Sitrline engine that runs on natural gas or propane and produces heat and electricity for use in micro CHP (combined heat and power) systems, an appliance to produce heat and power in households.

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Accounting Method

              The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

              b.  Basic Loss Per Share

              The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements. Fully diluted loss per share is not presented due to no dilutive instruments being present.

                                            For the Year Ended
                                             December 31, 1999
                              Loss                Shares          Per Share
                           (Numerator)         (Denominator)        Amount
                        -----------------  ------------------  -----------------

                        $     (1,311,636)          1,744,124   $          (0.75)
                        =================  ==================  =================



                                           For the Year Ended
                                            December 31, 1998
                             Loss                Shares           Per Share
                          (Numerator)         (Denominator)         Amount
                        -----------------  ------------------  -----------------

                        $     (2,209,272)          1,038,197   $          (2.13)
                        =================  ==================  =================

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

              c.  Provision for Taxes

              At  December  31,  1999,   the  Company  has  net  operating  loss
              carryforwards of approximately $6,148,000 that may be offset against future taxable income through 2019. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater change the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

              d.  Cash and Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              e.  Equipment

              Office equipment and software are recorded at cost. Major additions and renewals are capitalized and depreciated over their estimated useful lives of 3 to 7 years using the straight-line method. Depreciation expense for operations for the years ended December 31, 1999 and 1998 was $36,653 and $39,402, respectively.

              Equipment consists of the following:

                                                                  December 31,
                                                                     1999

                         Office equipment and furniture       $         166,076
                         Stirling engine                                 12,440
                         Artwork                                          1,555
                         Accumulated depreciation                      (101,764)
                                                               -----------------

                         Net Equipment                        $          78,307
                                                               =================

              f.  Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


              g.  Change in Accounting Principle

              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement had no material impact on the Company's financial statements.

              h.  Revenue Recognition Policy

              The Company currently has no established source of revenues. Revenue recognition policies will be determined when principal operations begin.

              i.  Advertising

              The  Company   follows  the  policy  of  charging   the  costs  of
              advertising to expense as incurred.

              j.  Long-lived Assets

              All long-lived assets are evaluated yearly for impairment per SFAS
              121. Any impairment in value is recognized as an expense in the period when the impairment occurs.

              k.  Research and Development

              All amounts expended for research and development are charged to expense as incurred.

NOTE 3 -      PATENTS

              During November 1998, the Company entered into an agreement with Silent Clean Power, AB (SCP), (a Swedish company) to purchase licenses and patents to certain technology associated with the Company's PCP development for $1,518,935, payable in stock and a note payable. The licenses and patents are being amortized over their estimated useful lives of 111 to 134 months using the straight-line method. Amortization expense for continuing operations for the years ended December 31, 1999 and 1998 was $146,607 and $116,098, respectively.

              At December 31, 1999, the Company owed SCP $662,803 on the remainder of its license and patent obligation.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 3 -      PATENTS (Continued)

              Annual maturities of licenses and patents payable are as follows:

                     2000                                    $          233,250
                     2001                                               202,150
                     2002                                               186,600
                     2003                                                40,803
                                                              ------------------

                                                             $          662,803
                                                              ==================

NOTE 4 -      NOTES PAYABLE

              Notes payable at December 31, 1999 consist of the following:

              Note payable to a bank bearing a variable interest rate, (9.9% at December 31, 1999) due in equal semi-annual

              payments beginning May 1, 2000, unsecured.     $          151,480

              Note payable to a bank bearing a variable interest rate, (9.9% at December 31, 1999) due in equal semi-annual

              payments beginning May 10, 2000, unsecured.               622,823

              Note payable to a bank bearing a variable interest rate, (9.9% at December 31, 1999) due in equal semi-annual

              payments beginning April 3, 2000, unsecured.               54,223
                                                             -------------------
              Total Notes Payable                            $          828,526
                                                             ==================

              Annual maturities of notes payable are as follows:

                 Years Ending
                  December 31,

                     2000                                    $          245,876
                     2001                                               245,876
                     2002                                               245,875
                     2003                                                90,899
                                                             -------------------

                                                             $          828,526
                                                             ===================

              Total interest expense was $123,225 and $29,735 for the years ended December 31, 1999 and 1998, respectively.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 5  -     COMMITMENTS AND CONTINGENCIES

              a.  Contributions Payable

              During 1999, 1998 and 1997, the Company received a total of $439,840 as contributions for its PCP project, a project to develop an energy converter utilizing a Stirling engine that runs on natural gas or propane and produces electricity and heat for use in the micro CHP (combined heat and power), and appliance to produce heat and power in households. This amount is payable upon demand or may be converted into the Company's common stock at a rate of $1.87 per share at any time.

              b.  Building Lease

              During July 1999, the Company signed a one year lease for building and warehouse space with its Chief Executive Officer (CEO). The lease calls for payments of $6,220 per month and is renewable for 2 years at the discretion of the Company.

NOTE 6 -      GOING CONCERN

              The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has had limited activities since inception and is considered a development stage company because it has no significant revenues, planned principal operations have not yet commenced, and the Company has incurred losses from its inception through December 31, 1999. The Company does not have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

              In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management's plans to continue as a going concern include raising additional capital of approximately $16,800,000 for continued research and development of the PCP and operating expenses to get it to the production stage over the next three years. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans

              The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The Company has recently completed an agreement with Ocean Power Corporation whereby the Company exchanged 100% of its outstanding stock for Ocean Power stock valued at $5,500,000, thereby giving the Company access to additional equity markets in the United States. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 7 -      RELATED PARTY TRANSACTIONS

              During 1999, the Company signed a one year lease for office and warehouse space with its CEO (see Note 5).

              During 1999 and 1998, the Company had employee receivables for salary advances of $26,522 and $63,396, respectively. These advances are being repaid through salary deductions.

NOTE 8 -      STOCK ISSUANCES

              During November 1998, the Company issued 414,000 shares of its common stock for cash of $1,380,690 (or $3.34 per share).

              During November 1998, the Company issued 57,594 shares of its common stock for debt of $307,322 (or $5.34 per share).

              During August 1999, the Company issued 383,983 shares of its common stock for cash of $244,021 (or $0.64 per share).

              During August 1999, the Company issued 463,983 shares of its common stock for debt of $294,861 (or $0.64 per share).

NOTE 9 -      RESEARCH AND DEVELOPMENT

              During 1999 and 1998, the Company was involved in several research and development projects for the development of its PCP technology. These projects were partially funded by partners. The Company records the expenses of each project net of contributions received. Net research and development expense for the years ended December 31, 1999 and 1998 was $64,038 and $732,220, respectively.

NOTE 10 -     SUBSEQUENT EVENTS

              a.  Building Lease

              During July 2000, the Company renewed its one year lease for office and warehouse space with a related party. The lease calls for monthly payments of approximately $6,220. The lease may be extended for 2 years at the Company's discretion.

              b.  Purchase Agreement

              During August 2000, the Company completed an agreement to be acquired by Ocean Power Corporation. The agreement provides for the shareholders of the Company to exchange all of the outstanding shares of the Company for 1,718,748 shares of Ocean Power common stock valued at $3.20 per share, or $5,500,000.

                            SIGMA ELEKTROTEKNISK, AS
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999

NOTE 10 -     SUBSEQUENT EVENTS

              c.  Stock Issuances

              During March 2000, the Company issued 836,500 shares of its common stock for cash of $98,791 (or $0.12 per share).

              During March 2000, the Company issued 280,000 shares of its common stock for debt of $33,068 (or $0.12 per share).

              During June 2000, the Company issued 216,000 shares of its common stock for debt of $25,099 (or $0.12 per share).

              During July 2000, the Company issued 22,167 shares of its common stock for cash of $2,578 (or $0.12 per share).

                    OCEAN POWER CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED PROFORMA FINANCIAL STATEMENTS

                                December 31, 1999

                                 C O N T E N T S

Consolidated Proforma Balance Sheet........................................3

Consolidated Proforma Statement of Operations..............................5

Statement of Assumptions and Disclosures...................................6

                    OCEAN POWER CORPORATION AND SUBSIDIARIES
                       Consolidated Proforma Balance Sheet
                                December 31, 1999
                                   (Unaudited)

                                     ASSETS
                                     ------

                                                Sigma       Proforma
                                   Ocean       Elektro-    Adjustments
                                   Power       teknisk,     Increase     Proforma
                                Corporation       AS       (Decrease)  Consolidated
                                 ----------   ----------   ----------   ----------
CURRENT ASSETS
   Cash and cash equivalents     $  368,276   $  180,023   $     --     $  548,299
   Accounts receivable                 --         59,216         --         59,216
   Employee advances                658,965       26,522         --        685,487
   Prepaid and other assets            --         22,542         --         22,542
   VAT tax receivable                  --         98,318         --         98,318
                                 ----------   ----------   ----------   ----------

     Total Current Assets         1,027,241      386,621         --      1,413,862
                                 ----------   ----------   ----------   ----------

FIXED ASSETS, NET                    52,555       78,307         --        130,862
                                 ----------   ----------   ----------   ----------

OTHER ASSETS

   Goodwill, net                       --           --      5,491,531    5,491,531
   Patents, net                        --      1,163,163         --      1,163,163
   Deposits                          20,402       11,403         --         31,805
   Equipment procurement costs      364,110         --           --        364,110
                                 ----------   ----------   ----------   ----------

     Total Other Assets             384,512    1,174,566    5,491,531    7,050,609
                                 ----------   ----------   ----------   ----------

     TOTAL ASSETS                $1,464,308   $1,639,494   $5,491,531   $8,595,333
                                 ==========   ==========   ==========   ==========


                   See Summary of Assumptions and Disclosures.

                    OCEAN POWER CORPORATION AND SUBSIDIARIES
                       Consolidated Proforma Balance Sheet
                                December 31, 1999
                                   (Unaudited)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

                                                                        Proforma
                                          Ocean          Sigma         Adjustments
                                          Power      Elektroteknisk,    Increase        Proforma
                                       Corporation         AS          (Decrease)     Consolidated
                                      ------------    ------------    ------------    ------------
CURRENT LIABILITIES

   Accounts payable                   $  1,453,908    $    236,030    $     50,000    $  1,739,938
   Accrued expenses                        326,582          74,006            --           400,588
   Patents payable                            --           233,250            --           233,250
   Notes payable                              --           245,876            --           245,876
   Notes payable - related parties       4,040,051            --              --         4,040,051
   Convertible debentures                  650,000            --              --           650,000
                                      ------------    ------------    ------------    ------------

     Total Current Liabilities           6,470,541         789,162          50,000       7,309,703
                                      ------------    ------------    ------------    ------------

COMMITMENTS AND
 CONTINGENCIES                                --           439,840            --           439,840
                                      ------------    ------------    ------------    ------------

LONG-TERM DEBT
   Patents payable                            --           429,533            --           429,533
   Notes payable                              --           582,650            --           582,650
                                      ------------    ------------    ------------    ------------

     Total Long-Term Debt                     --         1,012,203            --         1,012,203
                                      ------------    ------------    ------------    ------------

     Total Liabilities                   6,470,541       2,241,205          50,000       8,761,746
                                      ------------    ------------    ------------    ------------

STOCKHOLDERS' EQUITY
 (DEFICIT)

   Preferred stock: 70,000,000
    shares authorized of $0.001
    par value, none issued and
    outstanding                               --              --              --              --
   Common stock: 500,000,000
    shares authorized of $0.01 par
    value, 34,014,673 shares issued
    and outstanding                        328,359         315,829        (304,042)        340,146
   Additional paid-in capital            5,844,025       5,159,729         257,884      11,261,638
   Other comprehensive income                 --            70,590            --            70,590
   Accumulated deficit                 (11,178,617)     (6,147,859)      5,487,689     (11,838,787)
                                      ------------    ------------    ------------    ------------

     Total Stockholders' Equity

      (Deficit)                         (5,006,233)       (601,711)      5,441,531        (166,413)
                                      ------------    ------------    ------------    ------------

     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY
      (DEFICIT)                       $  1,464,308    $  1,639,494    $  5,491,531    $  8,595,333
                                      ============    ============    ============    ============

                   See Summary of Assumptions and Disclosures.

                    OCEAN POWER CORPORATION AND SUBSIDIARIES
                  Consolidated Proforma Statement of Operations
                                December 31, 1999
                                   (Unaudited)

                                                      Sigma         Proforma
                                      Ocean          Elektro-     Adjustments
                                      Power          teknisk,       Increase      Proforma
                                    Corporation         AS         (Decrease)    Consolidated
                                    -----------    -----------    -----------    -----------
SALES                               $      --      $      --      $      --      $      --
                                    -----------    -----------    -----------    -----------

EXPENSES

   Research and development             258,000         46,860           --          304,860
   Depreciation and amortization         18,742        183,260        601,711        803,713
   General and administrative         4,857,844      1,018,715         50,000      5,926,559
                                    -----------    -----------    -----------    -----------

     Total Expenses                   5,134,586      1,248,835        651,711      7,035,132
                                    -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS                 (5,134,586)    (1,248,835)      (651,711)    (7,035,132)
                                    -----------    -----------    -----------    -----------

OTHER INCOME (EXPENSE)

   Other income                            --           49,555           --           49,555
   Interest income                         --           18,042           --           18,042
   Loss on disposition of assets       (387,649)        (7,173)          --         (394,822)
   Interest expense                    (432,052)      (123,225)          --         (555,277)
                                    -----------    -----------    -----------    -----------

     Total Other Income (Expense)      (819,701)       (62,801)          --         (882,502)
                                    -----------    -----------    -----------    -----------

NET LOSS                            $(5,954,287)   $(1,311,636)   $  (651,711)   $(7,917,634)
                                    ===========    ===========    ===========    ===========

                   See Summary of Assumptions and Disclosures.

                    OCEAN POWER CORPORATION AND SUBSIDIARIES
                     Summary of Assumptions and Disclosures

NOTE 1 -       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               a.  Business Organization

               Ocean Power Corporation (the "Company") entered into a Share Purchase Agreement ("Agreement") with the shareholders of SIGMA Elektroteknisk, AS ("SIGMA") on July 25, 2000 whereby the shareholders of SIGMA agreed to a stock-for-stock exchange as set forth in the Agreement. There were no prior material relationships between or among any of the shareholders of SIGMA and the Company or any of their officers, directors, associates or affiliates. The acquisition was completed on August 10, 2000. It did not require the use of any funds. Pursuant to the terms of the Agreement, the Company acquired 100% of the issued and outstanding shares of SIGMA form its shareholders in return for 1,178,748 shares of the Company's restricted common stock valued at $3.20 per share or $5,500,000. The common stock of the Company issued in connection with the acquisition have not been registered under the Securities Act of 1933. The acquisition will be accounted for as a purchase per the requirements of APB No. 16.

               SIGMA is a developer of Stirling engine systems that generate heat and electricity for residential uses. They are leaders in the development of engines that use a wide range of fuels, including propane, diesel and natural gas. The assets of SIGMA comprise patents, cash, machinery, tools and fixtures. SIGMA will continue its present operations. It is not a wholly-owned subsidiary of the Company. The acquisition is intended to broaden the technology base of the Company and to add a potentially major source of revenue for the Company.

               b.  Proforma Adjustments

               The proforma financial statements have been prepared as though the acquisition of SIGMA by the Company occurred on January 1, 1999

               1)   Goodwill (Ocean)                       $        6,101,711
                    Amortization expense (Ocean)                      610,171
                    Accumulated amortization (Ocean)                 (610,171)
                    Common stock (Ocean)                              (11,787)
                    Additional paid-in capital (Ocean)             (6,089,924)
                                                           ------------------

                                                           $           -
                                                           ==================

               To record the acquisition of SIGMA through issuance of 1,178,748 shares of common stock and to amortize 1 year of goodwill based on a 10 year life.

               2)   General and administrative             $           50,000
                    Accounts payable                                  (50,000)
                                                           ------------------

                                                           $           -
                                                           ==================

               To accrue merger costs.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has fully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 19, 2000

                           OCEAN POWER CORPORATION


                           BY: /s/ Joseph P. Maceda
                           ------------------------
                                   Joseph P. Maceda, President and Director